      NOVASTAR ANNOUNCES EARNINGS PER SHARE OF $2.06 AND DIVIDEND OF $2.50
                           FOR SECOND QUARTER OF 2003

KANSAS CITY, Mo., July 30, 2003 - NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, today reported financial results for the second quarter of 2003.

Highlights for the quarter ended June 30, 2003 include:

     . Production growth of 40% over the first quarter of 2003, . Reports $2.50 per share dividend, . Initiates dividend reinvestment/direct purchase plan and raises $25.3 million through the issuance of common stock, . S&P raises servicing rating to "strong,"
     . Notes a 42% sequential increase in affiliated branch offices - an important part of the Company's ongoing strategy to further penetrate the non-conforming mortgage market.
     . Increases securities portfolio by 24.3% versus prior quarter,

For the quarter ended June 30 2003, net earnings increased to $23.1 million, or $2.06 per diluted share, compared with $10.4 million, or $0.97 per diluted share, during the same period a year ago, an increase of 122%. Net earnings increased 4% over the first quarter of 2003's $22.3 million, while earnings per diluted share were roughly in line with the prior quarter results of $2.07.

The Board of Directors declared a dividend today of $2.50 per common share of NovaStar. The dividend is payable on August 20, 2003, to holders of record as of August 6, 2003.

"We continue to track toward our financial goals set for 2003 - provide attractive risk-adjusted returns for our shareholders, while expanding our portfolio of mortgage-backed securities," said Scott Hartman, Chief Executive Officer.

Increased Earnings and Dividend Guidance

NovaStar management now expects 2003 earnings per diluted share to fall within the range of $7.75 and $8.25, as compared to our most recent previous guidance that provided that earnings would fall within the range of $7.50 and $8.00. Quarterly results will fluctuate as they are significantly impacted by the timing and amount of loans securitized.

This outlook is based on projections that include future interest rates from the June 30, 2003 implied forward curve. It assumes that production levels will increase moderately on a sequential basis and that production costs will be similar to recent past experience. Future earnings and dividends will depend on actual interest rates, production growth, volume of loans sold, whole loan market prices, the amount, if any, price of new capital raised, credit performance and options related expenses.

Growing Origination Network Continues to Drive Record Production

The nationwide NovaStar loan origination network - independent brokers, affiliated NovaStar branches, correspondent institutions and direct to consumers, continues to grow rapidly.

NovaStar originated $1.52 billion of mortgage loans in the second quarter, up from $1.09 billion in the first quarter and $557 million in the second quarter of 2002.

"Second quarter production was in line to meet our stated goal to originate between $4 billion and $6 billion of non-conforming loans in 2003," Chief Operating Officer, Lance Anderson said.

Expansion of the affiliated branch network continues to surpass NovaStar's expectations. "After ending the first quarter of 2003 with 246 affiliated branches, we believed our goal of 400 by the end of the year was realistic. However, we opened an additional 104 in the second quarter, bringing our total as of June 30, 2003 to 350," said Mr. Anderson. "We now believe that, by the end of the year, the affiliated branch network will number in excess of 450 locations."

Mr. Anderson added: "While the non-conforming mortgage market is certainly less cyclical than the agency market, there is potential for deterioration should mortgage rates continue to rise. However, we hope to mitigate any harmful effects of a rising rate environment through increased market penetration. We believe our affiliated branch strategy will help us continue growing our production in the event that mortgage rates continue to rise."

Servicing upgraded by Standard & Poor's

On June 20, 2003 Standard & Poor's rating services raised its servicing ranking on NovaStar Mortgage Inc. (NovaStar), a wholly owned subsidiary of NovaStar Financial Inc., to "strong" from "above average" as a residential mortgage subprime servicer. The rankings reflect the Company's seasoned management and staff, well-designed systems environment, comprehensive policies and procedures, and enhanced internal controls. "S&P's upgrade of our servicing ranking not only verifies our intent to maximize borrower satisfaction, but confirms that we are actively working to keep delinquency levels down," said Mr. Anderson. "Lower delinquency rates drive increased profitability from our portfolio investments," he added.

Growth Fuels NovaStar Securities Portfolio

NovaStar's portfolio of mortgage securities grew to $300.9 million at the end of the second quarter, as compared to $242.1 million at the end of the first quarter of 2003 (an increase of 24.3%) and $137.9 million on June 30, 2002 (an increase of 118%). The portfolio is made up of AAA- and non-rated interest only, prepayment penalty and other subordinated securities issued and retained by the Company.

"Mortgage origination growth continues to fuel growth in our mortgage-backed securities portfolio," Mr. Hartman said. "We finance the majority of the principal of our nonconforming loans through the sale of securities in the capital markets, while retaining the interest-rate spread between the loan coupons and interest paid to the bondholders. These securities continue to add value to NovaStar by generating high risk-adjusted returns."

Liquidity

NovaStar fortified its liquidity position during the quarter. The Company now has committed and uncommitted borrowing capacity of $2.5 billion. As of June 30, 2003, our cash and available liquidity exceeded $105 million.

Dividend Reinvestment Plan and Common Stock Offering

During the quarter ended June 30, 2003, NovaStar initiated a dividend reinvestment/direct purchase plan (DRIP) for existing and new shareholders. The plan enables interested parties to reinvest dividends and/or purchase NovaStar common stock directly from the company at a 0% to 3% discount to market. Those interested in participating in the plan can access the needed forms by visiting NovaStar's website or by contacting Investor Relations. In addition, NovaStar raised $25.3 million through the offering of common stock. "As a result of being a growing company, we will need to raise new capital from time to time. The DRIP gives new and existing shareholders a low cost method of acquiring NovaStar shares and provides us with additional equity capital to finance our future growth expectations," said Mr. Hartman.

Compensation Expense for Options

During the second quarter of 2003, the share price of NovaStar's common stock increased by 75%, based on the March 31, 2003 closing price of $34.15 and June 30, 2003 closing price of $59.75. Due to this increase, NovaStar incurred options related expenses of approximately $4.8 million, or $0.43 per diluted share. Options related expenses during the first quarter of 2003 were approximately $859,000, or $0.08 per diluted share. Going forward, we estimate that each $1.00 increase in the price of our common stock, from the June 30 close, could lead to an additional $200,000 of non-cash options related expenses. Correspondingly, a drop in our common stock price would produce opposite results. The Company has consistently applied this method of accounting for stock options. However, the dramatic increase in the stock price this quarter produced a large non-cash charge to earnings.

Dividends and Taxable Income

As a real estate investment trust, NovaStar dividends are based on taxable income. Taxable income generally will differ from earnings determined under generally accepted accounting principles (GAAP). Primarily two items are causing taxable income to exceed earnings as reported under GAAP. As discussed above, the Company's earnings reflect the value of options granted to directors and officers. This charge to earnings is not deductible for tax purposes. Additionally, rules established by the Internal Revenue Service differ from GAAP for the reporting of earnings on the types of mortgage securities the Company owns. As a result, for tax purposes, the Company's interest income on mortgage securities has been higher than that recorded under GAAP. Management expects this trend to continue as long as our mortgage securities portfolio is growing.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation's leading lender and investor in residential mortgages. The company specializes in single-family, non-conforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, please reference our website at www.novastaris.com.

The NovaStar second quarter investor conference call is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on Thursday, July 31, 2003. The conference call will be web cast live and will be archived on the company's website. To participate in the conference call, contact 1-800-406-5345 approximately 10 minutes before the scheduled start of the call.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company's mortgage loans, the availability of non-conforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company's 2002 annual report of Form 10-K (available on the Company's website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in our contemplated by the forward-looking statements included above will continue to be accurate in the future.

.................................................................................

Investor Relations Contact
Jeffrey A. Gentle
816.237.7424

                            NovaStar Financial, Inc.
                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                (dollars in thousands, except per share amounts)


                                                        For the Three Months Ended           For the Six Months Ended
                                                     -----------------------------------     ------------------------
                                                     6/30/2003    3/31/2003    6/30/2002      6/30/2003    6/30/2002
                                                     ---------    ---------    ---------     ----------    ---------
NovaStar Financial Inc. Income Statement Data

   Interest income                                     $ 40,996     $ 39,316     $ 25,111       $ 80,312     $ 43,959
   Interest expense                                      11,047       12,432        9,668         23,479       18,827
   Fee income                                            16,562       13,157        7,449         29,933       14,390
   Gains on sales of mortgage assets                     44,031       29,443       15,993         73,474       20,623
   Losses on derivative instruments                     (13,439)      (7,346)     (12,336)       (20,785)      (7,644)
   General and administrative expenses                   52,624       36,531       19,274         89,155       34,909
   Income before taxes                                   27,302       26,463        7,752         53,765       17,973
   Income tax expense (benefit)                           4,183        4,141       (2,638)         8,324       (1,338)
   Net income                                            23,119       22,322       10,390         45,441       19,311

   Basic earnings per share                            $   2.12     $   2.13     $   1.00       $   4.25     $   1.87
   Diluted earnings per share                          $   2.06     $   2.07     $   0.97       $   4.13     $   1.77
   Dividends declared per common share                 $   2.50     $   2.58*    $   0.90       $   5.08*    $   1.70
   Book value per diluted share                        $  19.97     $  17.98     $  14.34       $  19.97     $  14.34

* On January 29, 2003, a $0.33 special dividend related to 2002 taxable income was declared per common share.

                                                                      As of
                                                     ------------------------------------
                                                      6/30/2003    3/31/2003    6/30/2002
                                                     ----------   ----------    ---------
   NovaStar Financial, Inc. Balance Sheet Data
   Mortgage loans - held for sale                    $  684,889   $  689,278    $ 174,082
   Mortgage loans - held in portfolio                   122,972      136,593      184,335
   Mortgage securities - available for sale             300,932      242,077      137,877
   Total assets                                       1,298,637    1,200,520      586,978
   Borrowings                                           987,622      954,845      409,417
   Stockholders' equity                                 230,469      194,597      154,053

                                                         For the Three Months Ended         For the Six Months Ended
                                                     -----------------------------------    ------------------------
                                                     6/30/2003    3/31/2003    6/30/2002     6/30/2003    6/30/2002
                                                     ---------    ---------    ---------    ----------    ----------
   Other Data:

   Servicing portfolio                              $ 5,145,005  $ 4,212,986   $2,558,407    $ 5,145,005  $ 2,558,407
   Loans sold for cash - Non-conforming wholesale   $    12,057  $   112,068   $   80,421    $   124,125  $   127,446
   Loans securitized                                $ 1,314,732  $ 1,084,906   $  414,874    $ 2,399,638  $   809,998
   Percent of securitized loans covered by
     mortgage insurance                                     74%          84%          92%            74%          92%
   NovaStar Financial Mortgage Loan Portfolio:
    Weighted-average coupon                               7.72%        7.99%        9.71%          7.72%        9.71%
    Premium as a percent of principal                     1.19%        1.45%        1.48%          1.19%        1.48%
    Charge-offs, net of recoveries                  $       212  $       117   $      950    $       329  $     1,297

--------------------------------------------------------------------------------
                            NovaStar Financial, Inc.
                              LOAN ORIGINATION DATA
                             (dollars in thousands)

                                                                                         For the Three Months Ended
                                                         --------------------------------------------------------------------------
                                                                           As a %                    As a %                  As a %
                                                             06/30/2003   of Total     03/31/2003   of Total      31/2002   of Total
                                                             ----------   --------     ----------   --------      -------   --------
     Non-conforming
        Wholesale
          Independent brokers                            $      849,290      67%     $    636,826       70%    $   713,209      75%
          NovaStar affiliated branches                          259,293      21%          204,403       22%        156,555      17%
        Correspondent/Bulk                                      296,369       8%           32,136        4%         40,401       4%
        Retail                                                   54,594       4%           39,234        4%         39,853       4%
                                                         --------------  ------      ------------  -------     -----------  ------
                                                              1,259,546     100%          912,599      100%        950,018     100%

     Conforming
        Wholesale
          Independent brokers                                    38,299      18%           29,817       19%         14,564      14%
          NovaStar affiliated branches                          107,884      51%           87,316       56%         60,113      57%
        Retail                                                   64,710      31%           39,706       25%         30,681      29%
                                                         --------------  ------      ------------  -------     -----------  ------
                                                                210,893     100%          156,839      100%        105,358     100%

     Government
        Wholesale
          Independent brokers                                    16,921      31%            3,618       15%          1,680      18%
          NovaStar affiliated branches                           37,327      69%           20,135       85%          7,896      82%
        Retail                                                        -       0%                -        0%              -       0%
                                                         --------------  ------      ------------  -------     -----------  ------
                                                                 54,248     100%           23,753      100%          9,576     100%

                                                         --------------              ------------              -----------
     Total Loan Originations                             $    1,524,687              $  1,093,191                1,064,952
                                                         ==============              ============              ===========

     Fee Income Businesses
        Number of NovaStar affiliated branches (NHMI)               350                       246                      216
                                                         ==============              ============              ===========
        NovaStar affiliated branch production volume
           Brokered to non-affiliates                    $    1,133,661      74%     $    896,361       74%    $   732,059      77%
           Brokered to NMI                                      404,504      26%          311,854       26%        224,564      23%
                                                         --------------  ------      ------------  -------     -----------  ------
                                                         $    1,538,165     100%     $  1,208,215      100%    $   956,623     100%
                                                         ==============  ======      ============  =======     ===========  ======
        Retail production volume
           Sold to non-affiliates                        $       93,137      44%     $     73,023       48%    $    71,925      50%
           Held by NMI                                          119,304      56%           78,940       52%         70,534      50%
                                                         --------------  ------      ------------  -------     -----------  ------
                                                         $      212,441     100%     $    151,963      100%    $   142,459     100%
                                                         ==============  ======      ============  =======     ===========  ======

        Title insurance loan volume                      $      141,779              $    144,683              $   125,541
                                                         ==============              ============              ===========

------------------------------------------------------------------------------------------------------------------------------------
                            NovaStar Financial, Inc.
                  SELECTED NON-CONFORMING LOAN ORIGINATION DATA
                                   (Unaudited)

                                                        For the Three Months Ended                     For the Six Months Ended
                                              --------------------------------------------------------------------------------------
                                                  06/30/2003        03/31/2003        06/30/2002        06/30/2003       06/30/2002
                                                  ----------        ----------        ----------        ----------       ----------
Loans originated by NovaStar affiliates:
     Principal at purchase:

        Adjustable-rate mortgage loans        $    847,206,531   $    597,255,384  $  368,105,259   $ 1,444,461,915   $ 703,869,081
        Fixed-rate mortgage loans                  412,339,535        315,343,823     132,512,202       727,683,358     268,742,663
                                              ----------------   ----------------  --------------   ---------------   -------------
            Total                             $  1,259,546,066   $    912,599,207  $  500,617,461   $ 2,172,145,273   $ 972,611,744
                                              ================   ================  ==============   ===============   =============
     Average principal balance per loan       $        141,126   $        142,017  $      125,688   $       141,499   $     128,228
                                              ================   ================  ==============   ===============   =============
     Weighted-average interest rate:
        Adjustable-rate mortgage loans                    7.14%              7.45%           8.89%             7.26%           8.87%
        Fixed-rate mortgage loans                         7.39%              7.50%           9.49%             7.45%           9.28%
            Total                                         7.22%              7.47%           9.05%             7.33%           9.01%
     Weighted-average loan to value:
        Adjustable-rate mortgage loans                      82%                81%             82%               81%             82%
        Fixed-rate mortgage loans                           71%                73%             73%               72%             74%
            Total                                           78%                78%             80%               78%             80%

                            NovaStar Financial, Inc.
                  SELECTED NON-CONFORMING LOAN ORIGINATION DATA
                                   (Unaudited)

                                                                 For the Three Months Ended 6/30/03
                                              ------------------------------------------------------------------
                                                Weighted              Weighted      Weighted
                                                 Average              Average        Average           Percent
                                                 Coupon                 LTV           FICO            of Total
                                              ------------          ------------   ----------        ----------
     Summary by Credit Grade
        A+                                        7.27%                79.3%           639               36%
        A                                         7.56%                78.0%           582               10%
        A-                                        7.64%                76.6%           578                6%
        B                                         8.03%                75.6%           568                4%
        B-                                        8.50%                65.4%           555                1%
        C                                         9.65%                65.2%           566                0%
        Alt A                                     6.76%                77.1%           686               34%
        FICO enhanced                             8.74%                95.6%           615                3%
        NSFICO                                    6.98%                75.7%           655                6%

                                                  7.22%                78.3%           642              100%
                                                  =====                =====           ===              ====

     Summary by Program Type
        2-Year Fixed                              7.16%                81.7%           630               62%
        30-Year Fixed Due in 15                   8.50%                62.9%           666                7%
        30-Year Fixed                             6.97%                77.1%           667               20%
        3-Year Fixed                              6.88%                80.8%           644                5%
        15-Year Fixed                             7.52%                61.9%           661                5%
        Other Products                            6.66%                71.2%           657                1%

                                                  7.22%                78.3%           642              100%
                                                  =====                =====           ===              ====